EXHIBIT A
SHARE PURCHASE AGREEMENT, DATED AS OF FEBRUARY 28, 2011, AMONG SINA
CORPORATION, MAXPRO HOLDINGS LIMITED AND EVER KEEN HOLDINGS
LIMITED
EXECUTION COPY

SHARE PURCHASE AGREEMENT
among
THE SELLERS
(as identified in Exhibit A hereto)
and
SINA CORPORATION
Dated as of February 28, 2011

TABLE OF CONTENTS
Page
ARTICLE I
DEFINITIONS

SECTION 1.01. Certain Defined Terms	1
SECTION 1.02. Definitions	6
SECTION 1.03. Interpretation and Rules of Construction	7
ARTICLE II
PURCHASE AND SALE
ARTICLE III
REPRESENTATIONS AND WARRANTIES
AS TO THE COMPANY

i

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
AS TO THE SELLERS

SECTION 4.01. Organization, Authority and Qualification	19
SECTION 4.02. No Conflict	20
SECTION 4.03. Ownership	20
SECTION 4.04. Governmental Consents	20
SECTION 4.05. Broker	20
ARTICLE V
REPRESENTATIONS AND WARRANTIES
OF THE PURCHASER

SECTION 5.01. Organization, Authority and Qualification of the Purchaser	20
SECTION 5.02. No Conflict	21
SECTION 5.03. Governmental Consents	21
SECTION 5.04. Financing	21
SECTION 5.05. Litigation	21
SECTION 5.06. Brokers	21
ARTICLE VI
ADDITIONAL AGREEMENTS
ARTICLE VII
CONDITIONS TO CLOSING

SECTION 7.01. Conditions to Obligations of the Sellers	26
SECTION 7.02. Conditions to Obligations of the Purchaser	26
ARTICLE VIII
INDEMNIFICATION

SECTION 8.01. Survival of Representations and Warranties	27

ii

ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER

SECTION 9.01. Termination	30
SECTION 9.02. Effect of Termination	31
ARTICLE X
GENERAL PROVISIONS

EXHIBITS

Exhibit A	Sellers

Exhibit B	Form of Assignment and Joinder Agreement

Exhibit C	Form of Purchaser Lock-Up Agreement (to Underwriters)

Exhibit D	Form of Purchaser Lock-Up Agreement (to Company)

Exhibit E	Form of Option Agreement

Exhibit F	VIE Entities
DISCLOSURE SCHEDULE

iii

          SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of February 28, 2011, among THE PERSONS SET FORTH IN EXHIBIT A (the “Sellers”) and SINA CORPORATION, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Purchaser”).
          WHEREAS, the Sellers are the beneficial owners of such number of ordinary shares, par value US$0.0001 per share (the “Ordinary Shares”) of Mecox Lane Limited, a Cayman Islands corporation (the “Company”) set forth in Exhibit A hereto; and
          WHEREAS, each Seller, severally and not jointly, wishes to sell to the Purchaser, and the Purchaser wishes to purchase from such Seller, such number of Ordinary Shares (the “Sale Shares”) set forth across from such Seller’s name in Exhibit A hereto, upon the terms and subject to the conditions set forth herein.
          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, and covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Sellers and the Purchaser hereby agree as follows:
ARTICLE I
DEFINITIONS
          SECTION 1.01. Certain Defined Terms. For purposes of this Agreement:
          “Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.
          “Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.
          “Ancillary Agreements” means the Partial Release, the Purchaser Lock-Up Agreements, the Option Agreement, the Escrow Agreement and the Assignment and Joinder.
          “Assignment and Joinder” means the Assignment and Joinder Agreement to be executed by the Purchaser and the Sellers in substantially the form attached hereto as Exhibit B.
          “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York, Shanghai, Beijing or Hong Kong.
          “Code” means the United States Internal Revenue Code of 1986, as amended through to the date hereof.
          “Commission” means the U.S. Securities and Exchange Commission.
          “Company ADSs” means the American Depositary Shares, each representing seven Ordinary Shares, of the Company, listed on Nasdaq.

          “Company Intellectual Property” means the Owned Intellectual Property and the Licensed Intellectual Property.
          “Company IP Agreements” means all licenses of Intellectual Property (a) from the Company or any of its Subsidiaries, to any third party, excluding licenses to customers and end users granted in the ordinary course of business; and (b) to the Company or any of its Subsidiaries from any third party, excluding, in each case, Shrink-Wrap Agreements.
          “Company SEC Documents” means the forms, documents and reports required to be filed with or furnished to the Commission by the Company since October 1, 2010 and prior to the date hereof.
          “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.
          “Conveyance Taxes” means sales, use, value added, goods and services, transfer, stamp, stock transfer, real property transfer or gains and similar taxes, fees or charges (together with any interest, penalties or additions in respect thereof) imposed by any Governmental Authority in respect of the sale of the Sale Shares pursuant to this Agreement (it being understood for the avoidance of doubt that Conveyance Taxes do not include any Taxes subject to indemnification under Section 8.02(c)).
          “Disclosure Schedule” means the Disclosure Schedule attached hereto, dated as of the date of this Agreement, delivered by the Sellers to the Purchaser in connection with this Agreement.
          “Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien (including environmental and tax liens), violation, charge, lease, license, encumbrance, servient easement, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.
          “ERISA Affiliate” means, with respect to a Person in question, any other Person that is (i) a member of a controlled group with such Person in question for purposes of Section 414(b) of the Code or (ii) under common control with such Person in question for purposes of Section 414(c).
          “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
          “GAAP” means United States generally accepted accounting principles in effect from time to time applied consistently throughout the periods involved.

          “Governmental Authority” means any federal, national, foreign, supranational, state, provincial, local or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body of competent jurisdiction.
          “Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
          “Intellectual Property” means (a) patents and patent applications; (b) trademarks, service marks, trade names, trade dress and Internet domain names, together with the goodwill associated exclusively therewith; (c) copyrights, including copyrights in computer software; (d) registrations and applications for registration of any of the foregoing in (a) — (c), and (e) trade secrets.
          “IRS” means the Internal Revenue Service of the United States.
          “Knowledge of the Sellers” or similar terms used in this Agreement means the knowledge after due inquiry of the Sellers, including facts of which the Sellers’ representatives on the Board of Directors of the Company and committees thereof, in the reasonably prudent exercise of their duties after due inquiry, should have been aware.
          “Law” means any federal, national, foreign, supranational, state, provincial or local statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).
          “Leased Real Property” means the real property leased, subleased or licensed by the Company or any of its Subsidiaries, in each case, as tenant, together with, to the extent leased by the Company or any of its Subsidiaries, all buildings and other structures, facilities, fixtures or improvements currently or hereafter located thereon and all easements, licenses, rights and appurtenances relating to the foregoing.
          “Licensed Intellectual Property” means all Intellectual Property owned by a third party that the Company or any of its Subsidiaries is licensed to use pursuant to the Company IP Agreements.
          “Material Adverse Effect” means any event, circumstance, change in or effect on the Company and its Subsidiaries that has had or would reasonably be expected to have a material adverse effect on the consolidated results of operations or the consolidated financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following, either alone or in combination, shall be taken into account in determining whether there has been a “Material Adverse Effect” or a breach of a representation, warranty, covenant or agreement that is qualified by the term “Material Adverse Effect” (a) events, circumstances, changes or effects that generally affect the industries or segments thereof in which the Company and its Subsidiaries operate (including legal and regulatory changes); (b) general business, economic or political conditions (or changes therein); (c) events, circumstances, changes or effects affecting the financial, credit or securities markets in the United States or in any other country or region in the world, including changes in interest rates or foreign exchange rates; (d) events, circumstances, changes or effects attributable to the consummation of the transactions contemplated by, or the announcement of the execution of, this Agreement or any Ancillary Agreement; including (i) any actions of competitors; (ii) any actions taken by or losses of employees, customers, distributors, suppliers, financing sources, landlords, licensors, licensees, sub-licensees or co-promotion or joint venture partners or any similar Persons, including as a result of the identity of the Purchaser; (iii) any delays or cancellations of orders for products or services; (iv) any actions taken in connection with obtaining regulatory consents or approvals; or (v) any Action resulting therefrom or with respect thereto; (e) strikes, slowdowns or work stoppages; (f) any reduction in the price of services or products offered by the Company or any of its Subsidiaries in response to the reduction in price of comparable services or products by a competitor; (g) any event, circumstance, change or effect caused by acts of armed hostility, sabotage, terrorism or war (whether or not declared), including any escalation or worsening thereof; (h) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides or other natural disasters, weather conditions, explosions or fires or other force majeure events; (i) changes or modifications in GAAP or applicable Law or the interpretation or enforcement thereof; (j) the failure by the Company or any of its Subsidiaries to meet any internal or industry estimates, expectations, forecasts, projections or budgets for any period (provided, that the underlying causes of such failure may, to the extent applicable, be considered in determining whether there is a Material Adverse Effect); or (k) any event, circumstance, change or effect that results from any actions taken or not taken pursuant to or in accordance with this Agreement or any Ancillary Agreement or at the request of the Purchaser; provided, however, that any event, circumstance, change or effect described in clauses (a) — (i) shall be taken into account in determining whether there has been a “Material Adverse Effect” or a breach of a representation, warranty, covenant or agreement that is qualified by the term “Material Adverse Effect” to the extent any such event, circumstance, change or effect has a materially disproportionate effect on the Company as compared to other companies operating in the same industry or segment as the Company.
          “Option Agreement” means the option agreement to be executed by the Sellers in favor of the Purchaser, in substantially the form attached hereto as Exhibit D.
          “Original Lock-Up Agreement” means the Lock-Up Agreement, dated as of October 26, 2010, delivered by Ever Keen Holdings Limited and Maxpro Holdings Limited to UBS AG, Credit Suisse Securities (USA) LLC and the other underwriters named therein in connection with that certain Underwriting Agreement, dated as of October 26, 2010, among the Company and the selling shareholders and underwriters named therein, with respect to the initial public offering of the Company ADSs.
          “Owned Intellectual Property” means all Intellectual Property owned by (or under obligation of assignment to) the Company or any of its Subsidiaries.
          “Partial Release” means a partial release of the Sellers from the Original Lock-Up Agreement in respect of the transactions contemplated herein, executed by UBS AG and Credit Suisse Securities (USA) LLC in a form reasonably acceptable to the Purchaser.
          “Permitted Encumbrances” means (a) liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings, for which adequate reserves have been maintained in accordance with GAAP; (b) materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business or that are being contested in good faith by appropriate proceedings, for which adequate reserves have been established; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) minor survey exceptions, reciprocal easement agreements and other customary encumbrances on title to real property that (i) were not incurred in connection with any Indebtedness, (ii) do not render title to the property encumbered thereby unmarketable, and (iii) do not, individually or in the aggregate, materially and adversely affect the value of or the use of such property for its current and anticipated purposes; and (e) all other Encumbrances that, individually or in the aggregate, would not be material to the operation of the business of the Company and its Subsidiaries in the ordinary course.
          “Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.
          “PRC” means the People’s Republic of China, but solely for the purposes of this Agreement and the Ancillary Agreements, excluding Hong Kong, the Macau Special Administrative Region and Taiwan.
          “Purchaser Lock-Up Agreements” means (i) a lock-up agreement to be executed by the Purchaser in favor of UBS AG, Credit Suisse Securities (USA) LLC and the other underwriters named in the Original Lock-Up Agreement, in substantially the form attached hereto as Exhibit C and (ii) a lock-up agreement to be executed by the Purchaser and the Sellers in favor of the Company, in substantially the form attached hereto as Exhibit D.
          “Real Property” means all land, buildings, improvements and fixtures erected thereon and all appurtenances related thereto.
          “Registered” means issued by, registered or filed with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar.
          “Registration Rights Agreement” means the Fourth Amended and Restated Registration Rights Agreement dated as of October 1, 2010.
          “Registration Statement” means the Company’s registration statement on Form F-1 (File No. 333-169796) under the Securities Act relating to the underlying Ordinary Shares represented by the Company ADSs. As used herein, “Registration Statement” shall include (i) all documents filed as a part thereof, (ii) any information contained in a prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act, to the extent such information is deemed, pursuant to Rule 430A or Rule 430C under the Securities Act, to be part of the registration statement, and (iii) any registration statement filed to register the offer and sale of Company ADSs pursuant to Rule 462(b) under the Securities Act.
          “Representatives” means, with respect to any Person, such Person’s directors, officers, employees, agents, advisors or other representatives.
          “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          “Shrink-Wrap Agreements” means “shrink-wrap” and “click-wrap” licenses and licenses concerning generally commercially available software.
          “Stock Option Plans” means the 2006 Stock Option Plan, the 2008 Stock Option Plan and the 2011 Share Incentive Plan and any other equity-based plan, agreement or arrangement maintained by the Company.
          “Subsidiary” of any Person means any corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, which is controlled by such Person directly or indirectly through one or more intermediaries.
          “Tax” or “Taxes” means any and all income, capital, capital gains, franchise, windfall profits, sales, use, ad valorem, goods and services, transfer, stamp, property, excise, net worth and similar taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority (but excluding any Conveyance Taxes).
          “Tax Returns” means any and all returns, reports and forms (including elections, declarations, amendments, schedules, information returns or attachments thereto) required to be filed with a Governmental Authority, or provided for under applicable Law, with respect to Taxes.
          SECTION 1.02. Definitions. The following terms have the meanings set forth in the Sections set forth below:

Definition	Location
“Agreement”	Preamble
“Ancillary Lease Documents”	3.11	(b)
“Closing”	2.03
“Closing Date”	2.03
“Company”	Recitals
“Confidentiality Agreement”	6.03	(a)
“Contingent Worker”	3.13	(b)
“ERISA”	3.12	(a)
“Escrow Account”	2.02(b)(ii)
“Escrow Agent”	2.02(b)(ii)
“Escrow Agreement”	2.02(b)(ii)
“Escrow Amount”	2.02(b)(ii)
“Indemnified Party”	8.02
“Indemnifying Parties”	8.03
“Leases”	3.11	(b)
“Loss”	8.02
“Material Contracts”	3.15	(b)
“Nasdaq”	3.17	(b)
“Ordinary Shares”	Recitals
“Plans”	3.12	(a)

Definition	Location
“Purchase Price”	2.02	(a)
“Purchaser”	Preamble
“Sale Shares”	Recitals
“Sellers”	Preamble
“Termination Date”	9.01	(a)
“Third-Party Claim”	8.04	(b)
“Undertaking Duration”	6.07
“VIE Agreements”	3.18
“VIE Entity”	3.18
          SECTION 1.03. Interpretation and Rules of Construction. (a) In this Agreement, except to the extent otherwise provided or that the context otherwise requires:
     (i) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement;
     (ii) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;
     (iii) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;
     (iv) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;
     (v) all terms defined in this Agreement have the defined meanings when used in any certificate or other document delivered or made available pursuant hereto, unless otherwise defined therein;
     (vi) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;
     (vii) references to a Person are also to its successors and permitted assigns;
     (viii) the use of “or” is not intended to be exclusive unless expressly indicated otherwise; and
     (ix) references to sums of money are expressed in lawful currency of the United States of America or the PRC and “$” refers to U.S. dollars and RMB refers to RenMinBi.

     (b) Notwithstanding anything to the contrary contained in the Disclosure Schedule, in this Agreement or in the Ancillary Agreements, the information and disclosures contained in any Section of a Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in each other Section of such Disclosure Schedule as though fully set forth in such other Section to the extent the relevance of such information to such other Section is reasonably apparent on the face of such information. No reference to or disclosure of any item or other matter in any Section of this Agreement, including any Section of a Disclosure Schedule, shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Agreement or in such Disclosure Schedule. Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of any contract, Law or Governmental Order shall be construed as an admission or indication that a breach or violation exists or has actually occurred.
ARTICLE II
PURCHASE AND SALE
          SECTION 2.01. Purchase and Sale of the Sale Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Sellers shall, severally and not jointly, sell to the Purchaser, and the Purchaser shall purchase from the Sellers, the Sale Shares.
          SECTION 2.02. Purchase Price; Payments at Closing. (a) In consideration for the sale of the Sale Shares, the Purchaser shall pay or cause to be paid to each Seller an amount equal to $0.8571 multiplied by the number of Sale Shares sold by such Seller (collectively, the “Purchase Price”).
          (b) At the Closing, the Purchase Price shall be paid or satisfied as follows:
     (i) The Purchaser shall pay or cause to be paid to each Seller by wire transfer in immediately available funds to an account designated by such Seller no less than three Business Days prior to the Closing Date an amount equal to (x) such Seller’s pro rata portion of the Purchase Price; less (y) such Seller’s pro rata portion of the Escrow Amount.
     (ii) The Purchaser shall deposit $9,897,773 (the “Escrow Amount”) by wire transfer in immediately available funds into an escrow account (the “Escrow Account”) pursuant to the terms of an escrow agreement by and among the Purchaser, the Sellers and an escrow agent to be jointly selected by the Purchaser and the Sellers as soon as is reasonably practicable following the date hereof (the “Escrow Agent”), in a form reasonably acceptable to the Purchaser and the Sellers (the “Escrow Agreement”). The Escrow Account shall be held by the Escrow Agent pursuant to this Section 2.02(b) and the terms of the Escrow Agreement. Subject to and except as expressly provided in Article VIII hereof, the Escrow Account shall serve as the sole and exclusive source of funds for amounts owing to the Purchaser Indemnified Parties under this Agreement. Amounts in the

Escrow Account shall be disbursed and released 15 months from the Closing Date (other than any amounts relating to any claims made with reasonable specificity as described in Section 8.01 hereof) in accordance with the terms and conditions of the Escrow Agreement. The costs and expenses of the Escrow Agent shall be shared equally by the Purchaser and the Sellers.
          SECTION 2.03. Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Sale Shares contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Shearman & Sterling LLP, 12/F, Gloucester Tower, The Landmark, 15 Queen’s Road Central, Hong Kong at 10:00 a.m. Hong Kong time on the third Business Day following the satisfaction or waiver of the conditions to the obligations of the parties hereto set forth in Article VII (other than conditions that by their nature are to be satisfied at the Closing, and subject to the satisfaction or waiver of such conditions) or at such other place or at such other time or on such other date as the Sellers and the Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).
          SECTION 2.04. Closing Deliveries by the Sellers. At the Closing, the Sellers shall deliver or cause to be delivered to the Purchaser:
     (i) share certificates evidencing the Sale Shares being sold by each Seller accompanied by duly executed share transfer forms in favor of the Purchaser;
     (ii) executed counterparts of each Ancillary Agreement to which each Seller is a party;
     (iii) a receipt for each Seller’s portion of the Purchase Price;
     (iv) a certificate of a duly authorized officer of each Seller certifying, with respect to such Seller, as to the matters set forth in Section 7.02(a);
     (v) a copy of the Partial Release executed by UBS AG and Credit Suisse Securities (USA) LLC;
     (vi) a copy of the duly executed resignation of Yu Ken Ling Kelvin, the Sellers’ nominee to the Board of Directors of the Company, effective as of a date prior to the Closing;
          (vii) resolutions of the Board of Directors of the Company duly approving the resignation of Yu Ken Ling Kelvin and the appointment of a nominee to be named by the Purchaser to the Board of Directors of the Company, in each case, effective as of a date prior to the Closing; and
          (viii) a copy of the updated Register of Directors of the Company evidencing the replacement of Yu Ken Ling Kelvin with a nominee to be named by the Purchaser effective as of a date prior to the Closing.

          SECTION 2.05. Closing Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver to the Sellers:
     (a) each Seller’s portion of the Purchase Price in accordance with Section 2.02;
     (b) executed counterparts of each Ancillary Agreement to which the Purchaser is a party;
     (c) resolutions of the Board of Directors of the Purchaser duly approving the transactions contemplated by this Agreement; and
     (d) a certificate of a duly authorized officer of the Purchaser certifying as to the matters set forth in Section 7.01(a).
          SECTION 2.06. Tax Payments; Withholding. The Sellers shall be responsible for and pay any taxes (including but not limited to any capital gains taxes) in connection with or resulting from the transactions contemplated hereunder and shall bear any costs, at their sole expense, of any proceedings initiated by any Governmental Authorities for collecting such taxes (including capital gain taxes). If any Seller fails to pay such taxes (including capital gains taxes) and a Governmental Authority requires in writing the Purchaser to pay such taxes (including capital gains taxes), then:
     (a) to the extent the Closing has not taken place, the Purchaser shall be entitled to deduct and withhold from the consideration such amounts as the Purchaser is so required to deduct and withhold for the purposes of such tax (including capital gains tax), and amounts so withheld shall be treated for all purposes of this Agreement as having been paid to such Sellers in respect of whom such deduction and withholding were made by the Purchaser; and
     (b) to the extent the Closing has taken place, the Purchaser shall be entitled to be indemnified in accordance with Article VIII against any and all losses incurred by it (including any administrative fines and penalties imposed upon it and/or any of its directors, officers or affiliates for any failure to withhold such taxes (including capital gain taxes).)
ARTICLE III
REPRESENTATIONS AND WARRANTIES
AS TO THE COMPANY
          Except as disclosed in the Company SEC Documents (and then (i) only to the extent reasonably apparent in the Company SEC Documents that such disclosed item is an event, item or occurrence relating to a matter covered by a representation or warranty set forth in this Article III; and (ii) other than in risk factors or other forward-looking statements or language or any other statements that are similarly nonspecific, predictive or forward-looking in nature in such filings) or in the Disclosure Schedule, the Sellers hereby jointly and severally represent and warrant to the Purchaser as follows:

          SECTION 3.01. Organization, Authority and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Cayman Islands and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by the Company and to carry on the business of the Company and its Subsidiaries as it has been and is currently conducted. To the Knowledge of the Sellers, the Company is duly licensed or qualified to do business and is in good standing (to the extent such concepts are recognized under applicable Law) in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary or desirable, except to the extent that the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect. To the Knowledge of the Sellers, all corporate actions taken by the Company have been duly authorized and the Company has not taken any action that conflicts with, constitutes a default under, or results in a violation of, any provision of its memorandum and articles of association.
          SECTION 3.02. Capitalization; Ownership of Sale Shares; Subsidiaries. (a) The authorized share capital of the Company consists of 10,000,000,000 Ordinary Shares. As of the date hereof, (a) 405,192,258 Ordinary Shares are issued and outstanding (including 94,530,002 Ordinary Shares represented by Company ADSs), all of which are validly issued, fully paid and nonassessable and were not issued in violation of any preemptive rights and (b) 101,968,702 Ordinary Shares are reserved for issuance pursuant to employee stock options granted pursuant to the Stock Option Plans (of which 73,660,496 Ordinary Shares are issuable upon exercise of all employee stock options granted as of December 31, 2010 pursuant to the Stock Option Plans). Except for the Stock Option Plans, there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments relating to the Ordinary Shares or obligating either the Sellers or the Company to issue or sell any Ordinary Shares, or any other interest in, the Company or any of its Subsidiaries. As of December 31, 2010, the share ownership of the Company consisted of 478,852,754 Ordinary Shares as diluted to assume the issuance of 73,660,496 Ordinary Shares issuable upon exercise of all employee stock options granted as of December 31, 2010 pursuant to the Stock Option Plans. As of the date hereof, the Sale Shares represent 19% of the total issued and outstanding Ordinary Shares of the Company.
          (b) Section 3.02(b) of the Disclosure Schedule sets forth, for each Subsidiary of the Company, (i) its jurisdiction of formation; (ii) the number or percentage of issued equity interests, as applicable; (iii) the holders of such equity interests; and (iv) the name, passport number and title/position of the Legal Representative of such Subsidiary, if applicable. Except as set forth in Section 3.02(b) of the Disclosure Schedule, to the Knowledge of the Sellers, all equity interests in the Subsidiaries of the Company that are owned, directly or indirectly, by the Company are free and clear of all Encumbrances, have been duly authorized and validly issued, and none of such equity interests has been issued in violation of any preemptive rights.
          (c) To the Knowledge of the Sellers, each grant of a Company stock option was duly authorized no later than the date on which the grant of such Company stock option was by its terms to be effective by all necessary corporate action, and each Company stock option and the Stock Option Plans have been properly disclosed in the Company SEC

Documents as required by applicable Law (if amended or superseded by a Company SEC Document filing made prior to the date of this Agreement, as so amended or superseded).
          SECTION 3.03. No Conflict. To the Knowledge of the Sellers, except as set forth in Section 3.03 of the Disclosure Schedules and except as may result from any facts or circumstances relating solely to the Purchaser or its Affiliates, the execution, delivery and performance by the Sellers of this Agreement and the Ancillary Agreements to which either Seller is a party, do not and will not (a) violate, conflict with or result in the breach of any provision of the memorandum and articles of association (or similar organizational documents) of the Company or any of its Subsidiaries; (b) conflict with or violate in any material respect with any Law or Governmental Order applicable to the Company or any of its Subsidiaries; or (c) conflict in any material respect with, result in any material breach of, constitute a material default (or an event which, with the giving of notice or lapse of time, or both, would become a material default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of, any Material Contract.
          SECTION 3.04. Governmental Consents. To the Knowledge of the Sellers, the Company is not required to obtain any consent, approval, authorization or other order or declaration of, or make a filing with or notification to, any Governmental Authority in connection with the transactions contemplated hereby except for such authorizations, consents, approvals or filings, that, if not obtained or made, would not have a Material Adverse Effect.
          SECTION 3.05. Financial Information. To the Knowledge of the Sellers, the consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents complied as to form, as of their respective dates of filing with the Commission, in all material respects with all applicable accounting requirements and the published rules and regulations of the Commission with respect thereto, have been prepared in conformity with GAAP during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as of the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein including the notes thereto).
          SECTION 3.06. Absence of Undisclosed Material Liabilities. To the Knowledge of the Sellers, except as set forth in Section 3.06 of the Disclosure Schedule, as of the date of this Agreement, there are no liabilities of the Company or any of its Subsidiaries of a nature required to be reflected on a balance sheet prepared in accordance with GAAP, other than liabilities or obligations (i) as disclosed, reflected or reserved against in the Company’s consolidated balance sheets (or the notes thereto) included in the Company SEC Documents, (ii) incurred since September 30, 2010 in the ordinary course of business of the Company and its Subsidiaries, or (iii) which would not have a Material Adverse Effect.
          SECTION 3.07. Conduct in the Ordinary Course. To the Knowledge of the Sellers, since September 30, 2010, the business of the Company and its Subsidiaries has been conducted in the ordinary course and none of the Company or any of its Subsidiaries has taken any action that, if taken after the date hereof, would constitute a violation of Sections 6.01(a) - (i).
          SECTION 3.08. Litigation. Except as set forth in Section 3.08 of the Disclosure Schedule (which, to the extent such information is available to the Sellers, with respect to each matter set forth therein, sets forth the parties, nature of the matter, date and method commenced, status, amount of damages or other relief sought, and, if applicable, paid or granted), as of the date hereof, there is no Action by or against the Company or any of its Subsidiaries pending, or, to the Knowledge of the Sellers, threatened in writing, before any Governmental Authority that would have a Material Adverse Effect or would prevent or materially delay the consummation by the Sellers of the transactions contemplated by this Agreement; provided, however, that the Sellers shall remain liable under Article VIII for the breach of any representation or warranty contained in this Article III notwithstanding that any fact otherwise the subject of such a representation or warranty may be asserted in any Action(s).
          SECTION 3.09. Compliance with Laws. Except as would not have a Material Adverse Effect and/or as set forth in Section 3.09 of the Disclosure Schedule, to the Knowledge of the Sellers, the Company and its Subsidiaries, as of the date of this Agreement conduct their business in accordance with all Laws and Governmental Orders applicable to the Company or any of its Subsidiaries and neither the Company nor any of its Subsidiaries is in violation of any such Law or Governmental Order.
          SECTION 3.10. Intellectual Property. To the Knowledge of the Sellers, Section 3.10 of the Disclosure Schedule sets forth a list of all Registered Owned Intellectual Property. To the Knowledge of the Sellers, the Company or one of its Subsidiaries is the exclusive owner of each item of Registered Owned Intellectual Property, free and clear of all Encumbrances (other than Permitted Encumbrances). To the Knowledge of the Sellers, the use of the Company Intellectual Property by the Company and its Subsidiaries in connection with the operation of the businesses of the Company and its Subsidiaries as currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any other Person in any material respect. As of the date of this Agreement, there is no Action initiated by any other Person pending or, to the Knowledge of the Sellers, threatened in writing, against the Company or any of its Subsidiaries alleging infringement, misappropriation or other violations of Intellectual Property; provided, that any Action that has been initiated but with respect to which process or other comparable notice has not been served on or delivered to the Company or one of its Subsidiaries shall be deemed to be “threatened” rather than “pending.” To the Knowledge of the Sellers, no Person is engaging in any activity that infringes, misappropriates or otherwise violates any Registered Owned Intellectual Property in any manner that would have a Material Adverse Effect. To the Knowledge of the Sellers, the Company and its Subsidiaries exclusively own, or have a valid license to use all Intellectual Property that is used in and material to the operation of the business of the Company and its Subsidiaries, as currently conducted.

          SECTION 3.11. Real Property. (a) Except as disclosed in Section 3.11(a) of the Disclosure Schedule and to the Knowledge of the Sellers, the Company and its Subsidiaries do not own any Real Property.
          (b) Except as would not have a Material Adverse Effect or except as described in Section 3.11(b) of the Disclosure Schedule, to the Knowledge of the Sellers, (i) Schedule 3.11(b) of the Disclosure Schedule sets forth a true and complete list of all leases, subleases, licenses and other occupancy agreements (collectively, the “Leases”) relating to the Leased Real Property and any and all material ancillary documents (the “Ancillary Lease Documents”) pertaining thereto (including, but not limited to, all amendments, supplements, exhibits and schedules thereto and all consents relating thereto); (ii) to the extent not disclosed in the Company SEC Documents, the Lead Sellers have made available to the Purchaser, true and complete copies of all or substantially all of the Leases and Ancillary Lease Documents valued in excess of RMB1,000,000 per Lease; (iii) with respect to each of the Leases, neither the Company nor any of its Subsidiaries have exercised or given any notice of exercise of any purchase option, right of first offer or right of first refusal contained in any such Lease; (iv) each of the Leases and related Ancillary Lease Documents represents the complete agreement between the parties thereto, is valid and enforceable against the Company and its Subsidiaries and to the Knowledge of the Sellers, against the other parties thereto, is in full force and effect in accordance with its respective terms, and neither the Company nor any Subsidiary is in default under the terms of any Lease or Ancillary Lease Document, and there does not exist any condition which, with notice or lapse of time or both, would constitute a default by the Company or any Subsidiary under the terms of such Lease or Ancillary Lease Document; (v) there has not been any sublease or assignment entered into by the Company or any of its Subsidiaries in respect of the Leases; and (vi) the Leased Real Property comprises all Real Property (or its interest therein) used by the Company and its Subsidiaries in the business of the Company and its Subsidiaries.
          SECTION 3.12. Employee Benefit Matters. (a) Section 3.12(a) of the Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all bonus, stock option, share purchase, restricted shares, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, to which the Company or any of its Subsidiaries is a party, with respect to which the Company or any of its Subsidiaries has any obligation or which are maintained, contributed to or sponsored by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries; (ii) each employee benefit plan for which the Company or any of its Subsidiaries could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated; (iii) any plan in respect of which the Company or any of its Subsidiaries could incur liability under Section 4212(c) of ERISA; and (iv) any contracts, arrangements or understandings between the Company or any of its Subsidiaries or any of their Affiliates and any senior executive of the Company or any of its Subsidiaries (collectively, the “Plans”). Each of the Plans is in writing, and the Sellers have made available to the Purchaser a complete and accurate copy of each Plan and each document prepared in connection with each Plan, in each case, to the extent not disclosed in the Company SEC Documents. To the extent any Plan is not subject to

United States Law exclusively (which Plan is listed in Section 3.12(a) of the Disclosure Schedule under the heading “Non-US Plans”) and such Plan required to be registered has been registered, and has been maintained in good standing in all material respects, with all applicable Governmental Authorities as required by applicable Law.
          (b) Except as would not otherwise have a Material Adverse Effect, (i) each Plan has been operated in accordance with its terms and the requirements of all applicable Laws; (ii) each of the Company and any of its Subsidiaries has performed all obligations required to be performed by it under, is not in default under or in violation of, and to the Knowledge of the Sellers, there is and has been no default or violation by any party to, any Plan; and (iii) no Action is pending or, to the Knowledge of the Sellers, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the Knowledge of the Sellers, no fact or event exists that could give rise to any such Action.
          (c) No Plan is intended to be qualified under Sections 401(a) or 401(k) of the Code and no trust has been established in connection with any Plan and neither the Company nor any of its ERISA Affiliates has ever incurred any liability under, arising out of or by operation of Title IV of ERISA and no fact or event exists that could result in the incurrence by the Company or any ERISA Affiliate of such liability.
          (d) Subject to the terms of the 2011 Option Plan, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby shall (either alone or in connection with the termination of employment or service of any employee, director or independent contractor following, or in connection with, the transactions contemplated hereby): (i) entitle any current or former employee, director or independent contractor to severance pay or benefits or any increase in severance pay or benefits upon any termination of employment or service with the Company or any Subsidiary, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation pursuant to, any of the Plans to any current or former employee, director or independent contractor or (iii) limit or restrict the right of the Company or any Subsidiary to amend or terminate any of the Plans. None of the Plans in effect immediately prior to the Closing would result separately or in the aggregate (including, without limitation, as a result of this Agreement or the transactions contemplated hereby) in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.
          SECTION 3.13. Labor and Employment Matters.
          (a) As of the date hereof, to the Knowledge of the Sellers, except as disclosed in Section 3.13 of the Disclosure Schedules, (i) there are no strikes, slowdowns or work stoppages pending or threatened between the Company or any employee; (ii) the Company is not a party to any collective bargaining, trade union or works council agreement, nor are there any activities or proceedings of any labor union to organize any employees of the Company; and (iii) there are no unfair labor practice complaints pending or threatened against the Company before any Governmental Authority.

          (b) Except as would not otherwise have a Material Adverse Effect, to the Knowledge of the Sellers, (i) the Company is currently in compliance in all respects with all applicable Laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of Taxes and other sums as required by an appropriate Governmental Authority; and (ii) the Company has not misclassified any Person as an independent contractor, temporary employee, leased employee, volunteer, unpaid intern or any other servant or agent compensated other than through reportable wages as an employee of the Company (each, a “Contingent Worker”) and no Contingent Worker has been improperly excluded from any Plan.
          SECTION 3.14. Taxes. Except as set forth in Section 3.14 of the Disclosure Schedule, and except for matters that would not have a Material Adverse Effect, to the Knowledge of the Sellers, (a) all Tax Returns required to have been filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any extension of time to file granted or obtained); (b) all such Tax Returns are true, correct and complete in all material respects; (c) Taxes shown to be payable on such Tax Returns have been paid or will be timely paid; (d) no deficiency for any material amount of Tax has been asserted or assessed by a Governmental Authority in writing against the Company or any of its Subsidiaries that has not been satisfied by payment, settled or withdrawn; and (e) there are no Tax liens on any assets of the Company or any of its Subsidiaries (other than Permitted Encumbrances).
          SECTION 3.15. Material Contracts. (a) As of the date hereof, to the Knowledge of the Sellers, except for this Agreement and except as set forth as an exhibit to the Company SEC Documents or in Section 3.15(a) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any of the following contracts and agreements of the Company and its Subsidiaries:
     (i) contracts and agreements for the purchase or sale of equipment, materials, products, supplies, or services (other than purchase orders) involving payments in excess of RMB1,500,000 in the aggregate during the year ended December 31, 2010 or during the year ended December 31, 2011;
     (ii) contracts and agreements with independent contractors or consultants (or similar arrangements) involving a payment by the Company or any of its Subsidiaries of more than RMB1,500,000 that are not cancelable without penalty or further payment and without more than 90 days’ notice;
     (iii) contracts and agreements relating to indebtedness for borrowed money, in each case having an outstanding principal amount in excess of RMB3,000,000;
     (iv) contracts and agreements that materially limit or purport to limit the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or during any period of time;

     (v) contracts and agreements with any Governmental Authority involving total annual payments in excess of RMB1,500,000;
     (vi) material Company IP Agreements, other than non-disclosure agreements entered into in the ordinary course of business; and
     (vii) all contracts and agreements between or among the Company or any of its Subsidiaries, on the one hand, and any Seller or any Affiliate of a Seller, on the other hand.
          (b) All contracts of the type described in clause (a) above to which the Company or any of its Subsidiaries is a party to or bound by, together with the contracts set forth as an exhibit to the Company SEC Documents and on Section 3.15(a) of the Disclosure Schedule are referred to herein as “Material Contracts”. To the Knowledge of the Sellers, each Material Contract (i) as of the date of this Agreement, is valid and binding on the Company or one of its Subsidiaries, as the case may be, and, to the Knowledge of the Sellers, the counterparty thereto, and is in full force and effect; and (ii) upon consummation of the transactions contemplated by this Agreement, shall continue in full force and effect without material penalty or other adverse consequence. To the Knowledge of the Sellers, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is in material breach of, or default under, any Material Contract to which it is a party.
          SECTION 3.16. Company SEC Documents. To the Knowledge of the Sellers and notwithstanding any Governmental Order or any settlement agreement or any other similar arrangement that may be entered into by, or with, any Governmental Authority or any third-party pursuant to the Actions set forth in Section 3.08 of the Disclosure Schedule after the date hereof, the Company SEC Documents, as of their respective dates, or if amended, as of the date of the last such amendment, each comply in all material respects with the applicable provisions of the Securities Act and the rules and regulations promulgated thereunder and do not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
          SECTION 3.17. Internal Controls. (a) (i) To the Knowledge of the Sellers, the Company is in the process of establishing “disclosure controls and procedures” (as such term is defined in Rule 13a-15 and 15d-15 under the Exchange Act) and “internal control over financial reporting” (as such term is defined in Rule 13a-15 and 15d-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company, including all its consolidated entities, is made known to the Company’s Chief Executive Officer and its Chief Financial Officer by others within those entities, and such disclosure controls and procedures are effective to perform the functions for which they were established; (ii) to the Knowledge of the Sellers, the Company’s independent registered public accountants and the Board of Directors of the Company have been advised of (x) all significant deficiencies, if any, in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data; and (y) all fraud, if any, whether or not material, that involves management or other employees who have a role in the Company’s internal controls; (iii) all material weaknesses, if any, in internal controls have been identified to the Company’s independent registered public accountants; (iv) to the Knowledge of the Sellers, “all “significant deficiencies” and “material weaknesses”, if any, (as such terms are defined in Rule 1-02(a)(4) of Regulation S-X under the Act) of the Company have been disclosed in the Registration Statement; and (iv) to the Knowledge of the Sellers, since the date of the most recent evaluation of such disclosure controls and procedures and internal controls, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses.
          (b) To the Knowledge of the Sellers, the Company has taken or is taking all necessary actions to ensure that, upon and at all times after the filing of the Registration Statement, the Company and its Subsidiaries and their respective officers and directors, in their capacities as such, will be in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder and the corporate governance rules of the Nasdaq Global Market (“Nasdaq”) with which foreign private issuers listing on Nasdaq are required to be in compliance (except to the extent that the Company has applied for and received approval to rely on the home country exemption from any corporate governance rules of Nasdaq).
           SECTION 3.18. VIE Agreements. To the Knowledge of the Sellers, the Company or its applicable Subsidiary that is a party to each of the agreements described under the caption “Corporate History and Structure—Our Corporate Structure—Contractual Arrangements with MecoxLane Information and its Shareholders, Contractual Arrangements with MecoxLane Shopping and its Shareholders and Contractual Arrangements with Rampage Shopping and its Shareholders” in the Registration Statement (collectively, the “VIE Agreements”) has the legal right, power and authority (corporate and other, as the case may be) to enter into and perform its respective obligations under the VIE Agreements and has taken all necessary corporate action to authorize the execution, delivery and performance of, and has authorized, executed and delivered, each of the VIE Agreements; and each of the VIE Agreements constitutes a valid and legally binding obligation of the parties thereto, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting creditors’ rights or by equitable principles relating to enforceability and except as disclosed in the Registration Statement. To the Knowledge of the Sellers, the execution and delivery by the Company’s Subsidiaries, each of the entities listed in Exhibit D (each a “VIE Entity”), and the shareholders of each VIE Entity of, and the performance by each of the Company’s Subsidiaries, the VIE Entities and the shareholders of each VIE Entity of their respective obligations under, each of the VIE Agreements and the consummation by each of the Company’s Subsidiaries, the VIE Entities and the shareholders of each VIE Entity of the transactions contemplated therein did not and does not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any of the agreements set forth in Section 3.18 of the Disclosure Schedule, which to the Knowledge of the Sellers are all of the indentures, mortgages, deeds of trust, leases, loan agreements or other agreement or instruments relating to the corporate structure of the Company’s Subsidiaries and VIE Entities to which the Company, its Subsidiaries, the VIE Entities or the shareholders of each VIE Entity, as the case may be, are a party; (ii) result in any violation of the provisions of the constitutional documents or business licenses of the Company, any of its Subsidiaries or the VIE Entities, as the case may be; or (iii) except as disclosed in the Registration Statement, result in any violation of any PRC Law or any order, rule or regulation of any PRC Governmental Authority having jurisdiction over the Company, its Subsidiaries, the VIE Entities, the shareholders of each VIE Entity or any of their properties, except, in the case of clauses (i) and (iii), as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
AS TO THE SELLERS
          Except as disclosed in the Company SEC Documents (and then (i) only to the extent reasonably apparent in the Company SEC Documents that such disclosed item is an event, item or occurrence relating to a matter covered by a representation or warranty set forth in this Article IV; and (ii) other than in risk factors or other forward-looking statements or language or any other statements that are similarly nonspecific, predictive or forward-looking in nature in such filings) or in the Disclosure Schedule, each Seller, solely on its behalf and not on behalf or with respect to the other Seller, represents and warrants to the Purchaser as follows:
          SECTION 4.01. Organization, Authority and Qualification. Such Seller is a company duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has all necessary power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Such Seller is duly licensed or qualified to do business and is in good standing (to the extent such concepts are recognized under applicable Law) in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not (a) adversely affect the ability of the Seller to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements to which it is a party; or (b) otherwise have a Material Adverse Effect. The execution and delivery by such Seller of this Agreement and the Ancillary Agreements to which such Seller is a party, the performance by such Seller of its obligations hereunder and thereunder and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of such Seller. This Agreement has been and, upon their execution the Ancillary Agreements to which it is a party shall have been, duly executed and delivered by such Seller, and (assuming due authorization, execution and delivery by the Purchaser and the other Seller) this Agreement constitutes, and upon their execution the Ancillary Agreements to which it is a party shall constitute, a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency (including Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

          SECTION 4.02. No Conflict. Except as may result from any facts or circumstances relating solely to the Purchaser or its Affiliates, the execution, delivery and performance by such Seller of this Agreement and the Ancillary Agreements to which such Seller is a party do not and will not (a) violate, conflict with or result in the breach of any provision of the memorandum and articles of association (or similar organizational documents) of such Seller; (b) conflict with or violate any material Law or Governmental Order applicable to such Seller; or (c) conflict in any material respect with, result in any material breach of, constitute a material default (or an event which, with the giving of notice or lapse of time, or both, would become a material default (under), require any consent under, or give to others any rights of termination, acceleration or cancellation of, any material agreement or instrument to which such Seller is a party, or by which it is bound.
          SECTION 4.03. Ownership. Such Seller is the record owner of the number of Ordinary Shares as set forth opposite its name on Exhibit A. On the Closing Date, such Seller shall transfer to the Purchaser good title to such Seller’s Sale Shares, free and clear of all Encumbrances and other restrictions and limitations of any kind.
          SECTION 4.04. Governmental Consents. The execution, delivery and performance by such Seller of this Agreement do not and will not require any consent, approval, authorization or other order or declaration of, action by, filing with or notification to, any Governmental Authority except for such authorizations, consents, approvals or filings, that, if not obtained or made, would not have a Material Adverse Effect.
          SECTION 4.05. Broker. Such Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
OF THE PURCHASER
          The Purchaser hereby represents and warrants to the Sellers as follows:
          SECTION 5.01. Organization, Authority and Qualification of the Purchaser. The Purchaser is an exempted company with limited liability duly organized, validly existing and in good standing under the Laws of the Cayman Islands and has all necessary power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Purchaser is duly licensed or qualified to do business and is in good standing (to the extent such concepts are recognized under applicable Law) in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not adversely affect the ability of Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements to which it is a party. The execution and delivery by the Purchaser of this Agreement and each of the Ancillary Agreements to which it is a party, the performance by the

Purchaser of its obligations hereunder and thereunder (including, for the avoidance of doubt, the Purchaser’s obligations under the Registration Rights Agreement) and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Purchaser. This Agreement has been, and upon their execution, each of the Ancillary Agreements to which the Purchaser is a party shall have been, duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Sellers) this Agreement constitutes and, upon their execution, each of the Ancillary Agreements to which the Purchaser is a party shall constitute, a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms subject to the effect of any applicable bankruptcy, insolvency (including Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).
          SECTION 5.02. No Conflict. The execution, delivery and performance by the Purchaser of this Agreement and the Ancillary Agreements to which the Purchaser is a party do not and will not (a) violate, conflict with or result in the breach of any provision of the memorandum and articles of association of the Purchaser; (b) conflict with or violate any material Law or Governmental Order applicable to the Purchaser; or (c) conflict with, result in any material breach of, constitute a material default (or an event which, with the giving of notice or lapse of time, or both, would become a material default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of, any material agreement or instrument to which the Purchaser is a party or by which it is bound.
          SECTION 5.03. Governmental Consents. The execution, delivery and performance by the Purchaser of this Agreement and each Ancillary Agreement to which the Purchaser is a party do not and will not require any consent, approval, authorization or other order or declaration of, action by, filing with or notification to, any Governmental Authority except for such authorizations, consents, approvals or filings, that, if not obtained or made, would not prevent or materially delay the consummation by the Purchaser of the transactions contemplated by this Agreement.
          SECTION 5.04. Financing. The Purchaser will have available on the Closing Date all funds necessary to (i) pay the Purchase Price and all other amounts payable hereunder; (ii) pay any fees and expenses payable by the Purchaser in connection with the transactions contemplated hereby; and (iii) satisfy any of its other payment obligations hereunder.
          SECTION 5.05. Litigation. As of the date of this Agreement, there is no Action by or against the Purchaser or any of its Affiliates pending or, to the knowledge of the Purchaser, threatened before any Governmental Authority, which could materially and adversely affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.
          SECTION 5.06. Brokers. The Purchaser has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

ARTICLE VI
ADDITIONAL AGREEMENTS
          SECTION 6.01. Conduct of Business Prior to the Closing. Each Seller covenants and agrees that, except as described in Section 6.01 of the Disclosure Schedule, as contemplated, permitted or required by this Agreement or the Ancillary Agreements or as required by applicable Law, between the date hereof and the Closing, the Sellers shall cause their nominees on the Board of Directors of the Company not to initiate, make a proposal in respect of, or vote in favor of any actions to be taken by the Company or any of its Subsidiaries other than in the ordinary course of business in all material respects. Except as described in Section 6.01 of the Disclosure Schedule, as contemplated, permitted or required by this Agreement or the Ancillary Agreements or as required by applicable Law, each Seller covenants and agrees that, between the date hereof and the Closing, unless the Sellers have otherwise obtained the prior written consent of the Purchaser (such consent not to be unreasonably withheld, delayed or conditioned), the Sellers shall cause their nominees on the Board of Directors of the Company not to initiate or vote in favor of any proposal for the Company or any of its Subsidiaries to:
     (a) issue or sell any capital stock, notes, bonds or other securities of the Company or any of its Subsidiaries (or any option, warrant or other right to acquire the same);
     (b) incur any indebtedness for borrowed money in excess of RMB1,500,000 individually or RMB6,000,000 in the aggregate;
     (c) amend or restate the certificate of incorporation or bylaws (or similar organizational documents) of the Company or any of its Subsidiaries;
     (d) abandon, sell, transfer or otherwise fail to maintain and protect any material Owned Intellectual Property;
     (e) other than increases in base salary in the ordinary course of business with respect to non-executive officer employees: (i) increase the compensation payable or to become payable to any current or former employees, directors or independent contractors, or increase the benefits provided to any current or former employees, directors or independent contractors; (ii) grant any retention, severance or termination pay to, or enter into any employment, bonus, change in control or severance agreement with, any current or former employees, directors or independent contractors; (iii) establish, adopt, enter into, terminate or amend any Plan or (iv) grant any equity or equity-based awards;
     (f) change any method of accounting or accounting practice or policy used by the Company or any of its Subsidiaries, other than such changes as are required by GAAP or a Governmental Authority; or
     (g) fail to exercise any rights of renewal with respect to any material Leased Real Property that by its terms would otherwise expire;

     (h) settle or compromise any claims of the Company or any of its Subsidiaries in excess of RMB3,000,000;
     (i) enter into, extend, materially amend, cancel or terminate any Material Contract or agreement which if entered into prior to the date hereof would be a Material Contract, other than customer, supplier or other contracts entered into in the ordinary course of business consistent with past practice of the Company and its Subsidiaries; or
     (j) agree to take any of the actions specified in Sections 6.01(a) — (i) above.
          SECTION 6.02. Access to Information. From the date hereof until the Closing, upon reasonable notice, the Sellers shall use their reasonable best efforts to cause the Company, each Subsidiary of the Company and each of their respective Representatives to (i) afford the Purchaser and its authorized Representatives reasonable access to the offices, properties and books and records of the Company and its Subsidiaries; and (ii) furnish to the authorized Representatives of the Purchaser such additional financial and operating data and other information regarding the Company and its Subsidiaries (or copies thereof) as the Purchaser may from time to time reasonably request; provided, however, that any such access or furnishing of information shall be conducted at the Purchaser’s expense, during normal business hours, under the supervision of the Sellers’ personnel, and in such a manner as not to interfere with the normal operations of the Company and its Subsidiaries. Notwithstanding anything to the contrary in this Agreement, the Sellers shall not be required to provide any such access or disclose any such information to the Purchaser if such disclosure would, in the Sellers’ sole discretion, (i) cause significant competitive harm to the Company or any of its Subsidiaries if the transactions contemplated hereby are not consummated; (ii) jeopardize any attorney-client or other legal privilege; or (iii) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date hereof. When accessing any of the properties of the Company or its Subsidiaries, the Purchaser shall, and shall cause its Representatives to, comply with all safety and security requirements for such property.
          (b) Each of the Purchaser, on the one hand, and the Sellers on the other hand, agrees that, for the shorter of a period of seven (7) years following the Closing Date or for so long as such Party has the right to appoint a director to the Board of Directors of the Company, (i) it shall use its reasonable best efforts to cooperate with the other Party in connection with the other Party’s efforts to preserve the books and records of the Company and the other Party’s requests for reasonable access to the offices, properties, books and records and such additional financial and operating data and other information regarding the Company and its Subsidiaries as the other Party may from time to time reasonably request, (ii) it shall not directly or indirectly, impede or otherwise prevent access by the other Party or their authorized Representatives to such information reasonably requested by the other Party, and (iii) it shall refrain from taking any such action or using its board position(s) or shareholding voting power from preventing the other Party from gaining such information or access. Notwithstanding anything to the contrary in this Agreement, the Purchaser on the one hand and the Sellers on the other hand, shall not be required to cooperate with the provision of or disclose any such information to the other Party if such disclosure would, in the sole discretion of the disclosing Party, (x) jeopardize any attorney-client or other legal privilege; or (y) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date thereof.

           SECTION 6.03. Confidentiality. (a) The terms of the letter agreement dated as of December 31, 2010 (the “Confidentiality Agreement”) between the Company and the Purchaser are hereby incorporated herein by reference and shall continue in full force and effect until the Closing and shall survive the Closing and remain in full force and effect until their expiration in accordance with the terms of the Confidentiality Agreement; provided, however, that, upon the Closing, the confidentiality obligations contained in the Confidentiality Agreement shall terminate in respect of that portion of the Evaluation Material (as defined in the Confidentiality Agreement) exclusively relating to the transactions contemplated by this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect.
          (b) Nothing provided to the Purchaser pursuant to Section 6.02 shall in any way amend or diminish the Purchaser’s obligations under the Confidentiality Agreement. The Purchaser acknowledges and agrees that any Evaluation Material made available to the Purchaser, its Affiliates or their respective Representatives pursuant to Section 6.02 or otherwise by the Sellers, its Affiliates (including the Company or any of its Subsidiaries) or any of their respective Representatives shall be subject to the terms and conditions of the Confidentiality Agreement.
          SECTION 6.04. Regulatory and Other Authorizations; Notices and Consents. (a) Each of the Purchaser and the Sellers shall use its commercially reasonable efforts to obtain (or cause the Company and its Subsidiaries to obtain) all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Ancillary Agreements and will cooperate fully with the other parties in promptly seeking to obtain all such authorizations, consents, orders and approvals. If any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement or any Ancillary Agreement, or if any Law, executive order, decree, injunction or administrative order is enacted, entered, promulgated or enforced by a Governmental Authority that would make the transactions contemplated by this Agreement illegal or would otherwise prohibit or materially impair or delay the consummation thereof, each of the Purchaser, on the one hand, and the Sellers, on the other hand, shall cooperate in all respects with the other and use its commercially reasonable efforts to resolve any and all objections as may be asserted with respect to this Agreement. Notwithstanding the foregoing, the Purchaser and the Sellers shall not be required to take any commercially unreasonable action that substantially impairs the overall benefits expected to be realized from the consummation of the transactions set forth herein.
          (b) The Sellers shall use their reasonable best efforts to cause the Company and its Subsidiaries to give promptly such notices to third parties and use its or their commercially reasonable efforts to obtain such third party consents and estoppel certificates as the Sellers and the Purchaser reasonably deem necessary or desirable in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, including, but not limited to, the Partial Release; provided, however, (i) none of the Sellers nor any of their respective Affiliates shall have any obligation to pay money or give any guarantee or other consideration in connection with obtaining the consents or approvals referred to in this Section 6.04(b); and (ii) the obligations of the parties hereto to consummate the transactions contemplated by this Agreement are not conditioned upon the consents, approvals or other requirements referred to in this Section 6.04(b). The Purchaser shall cooperate and use its commercially reasonable efforts to assist the Company and its Subsidiaries in giving such notices and obtaining such consents and estoppel certificates; provided, however, that the Purchaser shall have no obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent or estoppel certificate or to consent to any change in the terms of any agreement or arrangement which the Purchaser in its reasonable discretion may deem adverse to the interests of the Purchaser, the Company or any of its Subsidiaries.
          SECTION 6.05. Disclosure Schedules. From the date hereof until the Closing Date, the Sellers shall promptly disclose to Buyer in writing (solely in the form of an updated Disclosure Schedule) any material variances from the representations and warranties contained in Article III and Article IV, as applicable; provided, however, that any such updated information shall not amend or supplement the Disclosure Schedule delivered to the Purchaser on the date of this Agreement for any purpose under this Agreement (including, in particular, that any such updated information shall not preclude the Purchaser from seeking indemnification for any Losses resulting from any matter disclosed on any such updated Disclosure Schedule).
          SECTION 6.06. Seller Undertaking. The Sellers shall, immediately following the Closing Date and for two years thereafter (the “Undertaking Duration”), vote all securities of the Company beneficially owned by them in favor of the approval of an appointment of any nominee of the Purchaser to the Board of Directors of the Company such that the Purchaser shall, during the Undertaking Duration, have no less than one nominee appointed to the Board of Directors of the Company.
          SECTION 6.07. Further Action. (a) The parties hereto shall, and shall cause their respective Affiliates to, use commercially reasonable efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and the Ancillary Agreements and consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.
          (b) The Sellers shall, and shall cause their respective Affiliates to, provide reasonable cooperation to the Purchaser to obtain, or caused to be obtained, as soon as reasonably practicable after the Closing, and in no event later than three Business Days after Closing a copy of the updated Register of Members of the Company evidencing the Purchaser as the holder of the Sale Shares.
          (c) Pursuant to the Assignment and Joinder, (i) the Sellers shall assign to the Purchaser the registration rights that adhere to the Sale Shares and (ii) the Purchaser shall agree to be bound by the provisions of the Registration Rights Agreement, in each case, in accordance with the provisions of the Registration Rights Agreement.
          (d) The Sellers shall, as soon as practicable after the Closing Date, notify the Company in writing of the said transfer to the Purchaser of the Sale Shares and the assignment to the Purchaser of the Sellers’ registration rights in respect of the Sale Shares in accordance with Sections 2.3 and 2.6 of the Registration Rights Agreement.

          (e) The Sellers shall, as soon as practicable after the date hereof, procure for the Purchaser true and complete copies of all or substantially all Leases and Ancillary Documents, to the extent they are not provided in the Company SEC Documents or previously provided to the Purchaser or its counsel.
ARTICLE VII
CONDITIONS TO CLOSING
          SECTION 7.01. Conditions to Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:
          (a) Representations, Warranties and Covenants. (i) The representations and warranties of the Purchaser contained in this Agreement (A) that are not qualified by a “materiality” qualification shall be true and correct in all material respects as though such representations and warranties had been made on and as of the Closing Date; and (B) that are qualified by a “materiality” qualification shall be true and correct in all respects as so qualified as though such representations and warranties had been made on and as of the Closing Date (except to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct in the manner set forth in the foregoing clauses (A) or (B), as applicable, as of such other date); (ii) the covenants and agreements contained in this Agreement to be complied with by the Purchaser on or before the Closing shall have been complied with in all material respects; and (iii) the Sellers shall have received a certificate of the Purchaser signed by a duly authorized officer thereof dated as of the Closing Date certifying the matters set forth in clauses (i) and (ii) above; and
          (b) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order that prohibits or makes illegal the purchase of the Sale Shares contemplated by this Agreement.
          SECTION 7.02. Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:
     (a) Representations, Warranties and Covenants. (i) The representations and warranties of the Sellers (including those of the Sellers) contained in this Agreement (A) that are qualified by a “Material Adverse Effect” qualification shall be true and correct in all respects as so qualified as though such representations and warranties had been made on and as of the Closing Date; and (B) that are not qualified by a “Material Adverse Effect” qualification shall be true and correct as though such representations and warranties had been made on and as of the Closing Date, except for such failures to be true and correct as would not have, individually or in the aggregate, a Material Adverse Effect (except, to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct in the manner set forth in the foregoing clauses (A) or (B), as applicable, as of such other date); (ii) the covenants and agreements contained in this Agreement to be complied with by the

Sellers on or before the Closing shall have been complied with in all material respects; and (iii) the Purchaser shall have received a certificate of each Seller signed by a duly authorized officer thereof dated as of the Closing Date certifying, as to such Seller, the matters set forth in clauses (i) and (ii) above; and
     (b) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order that prohibits or makes illegal the purchase of the Sale Shares contemplated by this Agreement.
     (c) Delivery of All Sale Shares. All of the Sale Shares shall have been delivered to the Purchaser at the Closing.
ARTICLE VIII
INDEMNIFICATION
          SECTION 8.01. Survival of Representations and Warranties. The representations and warranties of the parties hereto contained in this Agreement shall survive the Closing for a period of 15 months after the Closing Date; provided, however, that any claim made with reasonable specificity by the party seeking to be indemnified within the time periods set forth in this Section 8.01 shall survive until such claim is finally and fully resolved. None of the covenants or agreements contained in this Agreement shall survive the Closing other than those which by their terms contemplate performance after the Closing and such surviving covenants and agreements shall survive the Closing only until the expiration of the term of the undertaking set forth in such agreements and covenants.
          SECTION 8.02. Indemnification by the Sellers. The Purchaser and its Affiliates, officers, directors, employees and agents (each, an “Indemnified Party”) shall from and after the Closing be indemnified and held harmless by the Sellers (the “Indemnifying Parties”) jointly and severally for and against all losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys’ and consultants’ fees and expenses) actually suffered or incurred by them (hereinafter a “Loss”), arising out of or resulting from (a) the breach of any representation or warranty made by the Sellers contained in this Agreement; (b) the breach of any covenant or agreement by the Sellers contained in this Agreement; (c) any Taxes of the Sellers, including any liability for Taxes imposed on the Purchaser, the Company or any of its Subsidiaries for failure to withhold such Taxes of the Sellers; or (d) the settlement of any Action or Actions brought in respect of any facts or circumstances arising or existing prior to the date hereof for amounts in excess of the amount paid under the Company’s insurance coverage for such Action or Actions, which indemnification amount shall be in proportion to the percentage of the Company’s issued and outstanding Ordinary Shares constituted by the sum of the Ordinary Shares acquired by the Purchaser from the Sellers pursuant to this Agreement and, if applicable, the Option Agreement, as of the date on which the Company pays such settlement amount in respect of such Action or Actions, as adjusted for any share splits, share dividends, share combinations, recapitalizations or the like. As an illustration of the foregoing clause (d), if the Company settles such an Action for $35 million in respect of which $15 million is paid for by the Company’s insurance, the Sellers will indemnify the Purchaser for an amount equal to $20 million multiplied by the percentage of the

Company’s issued and outstanding Ordinary Shares constituted by the sum of (i) the Ordinary Shares acquired by the Purchaser from the Sellers pursuant to this Agreement and (ii) the number of Ordinary Shares acquired by the Purchaser pursuant to the Option Agreement, if any, as of the date on which the Company pays such settlement amount in respect of such Action or Actions.
          SECTION 8.03. Limits on Indemnification. (a) No claim may be asserted nor may any Action be commenced against a party hereto for breach of any representation, warranty, covenant or agreement contained herein, unless written notice of such claim or Action is received by such party describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or Action on or prior to the date on which the representation, warranty, covenant or agreement on which such claim or Action is based ceases to survive as set forth in Section 8.01.
          (b) Notwithstanding anything to the contrary contained in this Agreement: (i) the Indemnifying Parties shall not be liable for any Losses pursuant to Sections 8.02(a) - (b), unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Indemnifying Parties exceeds $659,852, whereupon the Purchaser shall be entitled to indemnification for the amount of such Losses in excess of such amount; (ii) no Losses shall be included in calculating the aggregate Losses set forth in clause (i) above other than Losses in excess of $200,000 resulting from any single claim or series of related claims arising out of the same facts, events or circumstances; (iii) the maximum amount of indemnifiable Losses which may be recovered from the Indemnifying Parties arising out of or resulting from the causes set forth in Sections 8.02(a) — (b) shall be an amount equal to $9,897,773; and (iv) no action or inaction by the Sellers, their Affiliates or any of their respective Representatives shall be deemed to be a breach of any representation, warranty, covenant or agreement in this Agreement for any purpose hereunder, and none of the Purchaser, its Affiliates or their respective Representatives shall have any claim or recourse against the Sellers, their Affiliates or any of their respective Representatives with respect to such action or inaction, under this Article VIII or otherwise, if (A) the Sellers were required or permitted to take such action or required or permitted not to take such action, in each case, pursuant to the terms of this Agreement or applicable Law, or (B) the Purchaser or any of its Affiliates has directed or requested the Indemnifying Parties, their Affiliates or any of their respective Representatives to take or not take such action.
          (c) Notwithstanding anything to the contrary contained in this Agreement, after the Closing, none of the parties hereto shall have any liability under any provision of this Agreement for any punitive, incidental, consequential, special or indirect damages, including loss of future profits, revenue or income, diminution in value or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, regardless of whether such damages were foreseeable.
          (d) Each Indemnified Party shall, and shall cause its respective Affiliates to, take all reasonable steps to mitigate its Losses upon and after becoming aware of any event that could reasonably be expected to give rise to any Losses, and no party shall be entitled to any payment, adjustment or indemnification more than once with respect to the same matter.

          (e) In the event that a Purchaser Indemnified Party is entitled to indemnification pursuant to Section 8.02(a) to (c), all such payments shall be made by the Escrow Agent from the Escrow Fund.
          SECTION 8.04. Notice of Loss; Third Party Claims. (a) An Indemnified Party shall give the Indemnifying Parties notice of any matter which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within 30 days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.
          (b) If an Indemnified Party shall receive notice of any Action, audit, claim, demand or assessment against it (each, a “Third-Party Claim”), which may give rise to a claim for Loss under this Article VIII, within 30 days of the receipt of such notice (or within such shorter period as may be required to permit the Indemnifying Parties to respond to any such claim), the Indemnified Party shall give the Indemnifying Parties notice of such Third-Party Claim together with copies of all notices and documents served on or received by the Indemnified Party. The Indemnifying Parties shall be entitled to assume and control the defense of such Third-Party Claim at their expense and through counsel of their choice if they give notice of their intention to do so to the Indemnified Party within 30 days of the receipt of such notice from the Indemnified Party. If the Indemnifying Parties elect to undertake any such defense against a Third-Party Claim, the Indemnified Party may participate in such defense at its own expense. The Indemnified Party shall cooperate with the Indemnifying Parties in such defense and make available to the Indemnifying Parties, at the expense of the Indemnifying Parties, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto (or in the possession or control of any of its Affiliates or its or their Representatives) as is reasonably requested by the Indemnifying Parties or their counsel. If the Indemnifying Parties elect to direct the defense of any such Third-Party Claim, the Indemnified Party shall not pay, or permit to be paid, any part of such Third-Party Claim unless the Indemnifying Parties consent in writing to such payment or unless the Indemnifying Parties withdraw from the defense of such Third-Party Claim liability or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Parties is entered against the Indemnifying Parties for such Third-Party Claim. If the Indemnified Party assumes the defense of any such Third-Party Claim pursuant to this Section 8.04 and proposes to settle such Third-Party Claim prior to a final judgment thereon or to forgo any appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Parties prompt written notice thereof and the Indemnifying Parties shall have the right to participate in the settlement or assume or reassume the defense of such Third-Party Claim. The Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge any Third-Party Claim without the prior written consent of the Indemnifying Parties. The Indemnifying Parties shall have the right to settle any Third-Party Claim for which they obtain a full release of the Indemnified Party in respect of such Third-Party Claim or to which settlement the Indemnified Party consents in writing, such consent not to be unreasonably withheld or delayed.
          SECTION 8.05. Remedies. Each of the parties hereto acknowledges and agrees that following the Closing (a) other than as provided in Section 10.10 (i) the indemnification provisions of this Article VIII shall be the sole and exclusive remedy of the Indemnified Parties for any breach of the representations and warranties contained in this Agreement and for any failure to perform and comply with any covenant or agreement in this Agreement; provided, however, that such limitation on the rights and remedies of any Indemnified Party shall not limit any recourse or remedy that may be available against any party that has defrauded such Indemnified Party; and (ii) any and all claims arising out of or in connection with the transactions contemplated by this Agreement must be brought under and in accordance with the terms of this Agreement; and (b) notwithstanding anything herein to the contrary, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of any party hereto to rescind this Agreement or any of the transactions contemplated hereby.
          SECTION 8.06. Losses. (a) For all purposes of this Article VIII, “Losses” shall be net of (i) any recovery or benefit (including insurance and indemnification received from parties other than the Indemnifying Parties) payable to the Indemnified Party or any of its Affiliates in connection with the facts giving rise to the right of indemnification and, if the Indemnified Party or any of its Affiliates receives such recovery or benefit after receipt of payment from the Indemnifying Party, then the amount of such recovery or benefit, net of reasonable expenses incurred in obtaining such recovery or benefit, shall be paid to the Indemnifying Party.
          (b) The amount of any Loss for which indemnification is provided under this Article VIII shall be reduced to take account of any net Tax benefit actually realized by the Indemnified Party arising from the incurrence or payment of any such Loss. In computing the amount of any such Tax benefit, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the incurrence or payment of any indemnified Loss.
          SECTION 8.07. Purchase Price Adjustment. The Sellers and the Purchaser agree that any indemnification payment made pursuant to this Article VIII shall be treated as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by applicable Law.
ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER
          SECTION 9.01. Termination. This Agreement may be terminated at any time prior to the Closing:
     (a) by either the Sellers or the Purchaser if the Closing shall not have occurred on or prior to 90 days from the date hereof (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 9.01(a) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

     (b) by either the Sellers or the Purchaser in the event that any Governmental Order enjoining or otherwise prohibiting the purchase of the Sale Shares contemplated by this Agreement shall have become final and nonappealable;
     (c) by the Sellers if a breach of any representation, warranty, covenant or agreement on the part of the Purchaser set forth in this Agreement (including an obligation to consummate the Closing) shall have occurred that would, if occurring or continuing on the Closing Date, cause the condition set forth in Section 7.01(a) not to be satisfied, and such breach is not cured, or is incapable of being cured, within 30 days (but no later than the Termination Date) of receipt of written notice by the Sellers to the Purchaser of such breach; provided, that the Sellers are not then in breach of this Agreement so as to cause any of the conditions set forth in Section 7.02 not to be satisfied;
     (d) by the Purchaser if a breach of any representation, warranty, covenant or agreement on the part of any Seller set forth in this Agreement (including an obligation to consummate the Closing) shall have occurred that would, if occurring or continuing on the Closing Date, cause the condition set forth in Section 7.02(a) not to be satisfied, and such breach is not cured, or is incapable of being cured, within 30 days (but no later than the Termination Date) of receipt of written notice by the Purchaser to the Sellers of such breach; provided, that the Purchaser is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 7.01 not to be satisfied; or
     (e) by the mutual written consent of the Sellers and the Purchaser.
          SECTION 9.02. Effect of Termination. In the event of termination of this Agreement as provided in Section 9.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except that (a) Section 6.03, this Section 9.02 and Article X shall survive any termination; and (b) nothing herein shall relieve any party hereto from liability for any intentional breach of this Agreement occurring prior to such termination.
ARTICLE X
GENERAL PROVISIONS
          SECTION 10.01. Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be borne by the party incurring such costs and expenses, whether or not the Closing shall have occurred.
          SECTION 10.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person, by an internationally recognized overnight courier service or by facsimile (with a copy simultaneously sent by overnight courier service) to the respective party hereto at the following addresses (or at such other address for a party hereto as shall be specified in a notice given in accordance with this Section 10.02):

(a) if to the Sellers:
Maxpro Holdings Limited
Suite 2215, Two Pacific Place
88 Queesnway, Hong Kong
People’s Republic of China
Facsimile: 852-2501-5249
Attention: Wendy Kok/Jimmy Wong
Ever Keen Holdings Limited
Suite 2215, Two Pacific Place
88 Queesnway, Hong Kong
People’s Republic of China
Facsimile: 852-2501-5249
Attention: Wendy Kok/Jimmy Wong
in each case, with a copy to:
Simpson Thacher & Bartlett LLP
35/F, ICBC Tower
3 Garden Road
Central, Hong Kong
Facsimile: +852 2869 7694
Attention: Leiming Chen, Esq.
(b) if to the Purchaser:
Sina Corporation
20/F Beijing Ideal International Plaza
No. 58 Northwest 4th Ring Road
Haidian District, Beijing, 100090, People’s Republic of China
Facsimile: +86 10 8260 7166
Attention: Herman Yu
with a copy to:
Shearman & Sterling LLP
12F East Tower, Twin Towers
B-12 Jianguomenwai Dajie
Beijing 100022, China
Facsimile: +86 10 6563 6001
Attention: Lee Edwards, Esq.
          SECTION 10.03. Public Announcements. None of the parties to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement or otherwise communicate with any news media regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other parties unless such press release or public announcement is otherwise required by Law or applicable stock exchange regulation, in which case, the parties to this Agreement shall to the extent practicable, consult with each other as to the timing and contents of any such press release, public announcement or communication.
          SECTION 10.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.
          SECTION 10.05. Entire Agreement. This Agreement, the Ancillary Agreements, the Disclosure Schedule and the Confidentiality Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties hereto with respect to the subject matter hereof and thereof.
          SECTION 10.06. Assignment. This Agreement may not be assigned by operation of Law or otherwise without the express written consent of the Sellers and the Purchaser (which consent may be granted or withheld in the sole discretion of the Sellers or the Purchaser), as the case may be, and any attempted assignment without such consent shall be null and void; provided, however, that each of the Sellers and the Purchaser shall be permitted to assign its rights hereunder to any of its Affiliates, provided, that no such assignment shall in any manner limit or affect the assignor’s obligations hereunder.
          SECTION 10.07. Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Sellers and the Purchaser that expressly references the Section of this Agreement to be amended; or (b) by a waiver in accordance with Section 10.08.
          SECTION 10.08. Waiver. Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other parties; (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered by the other parties pursuant to this Agreement; or (c) waive compliance with any of the agreements of the other parties or conditions to such obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the parties to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

          SECTION 10.09. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of, and be enforceable by, only the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.
          SECTION 10.10. Specific Performance. The parties hereto acknowledge and agree that the parties hereto would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that any non-performance or breach of this Agreement by any party hereto could not be adequately compensated by monetary damages alone and that the parties hereto would not have any adequate remedy at law. Accordingly, in addition to any other right or remedy to which any party hereto may be entitled, at law or in equity (including monetary damages), such party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement without posting any bond or other undertaking. The parties hereto agree that they will not contest the appropriateness of specific performance as a remedy.
          SECTION 10.11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any other jurisdiction.
          SECTION 10.12. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION OR LIABILITY DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION OR LIABILITY, SEEK TO ENFORCE THE FOREGOING WAIVER; AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.12.
          SECTION 10.13. Counterparts. This Agreement may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “pdf” form) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

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          IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by its respective duly authorized Representative.

SELLERS: Maxpro Holdings Limited
By:	/s/ Nanpeng Shen
	Name:	Neil Nanpeng Shen
	Title:	Director

Ever Keen Holdings Limited
By:	/s/ Nanpeng Shen
	Name:	Neil Nanpeng Shen
	Title:	Director

PURCHASER: Sina Corporation
By:	/s/ Charles Chao
	Name:	Charles Chao
	Title:	President
[Signature Page to Sina Share Purchase Agreement]

EXHIBIT A
SELLERS

Seller	No. of Ordinary Shares	No. of Ordinary Shares to be Sold
Maxpro Holdings Limited	146,523,733	46,550,255
Ever Keen Holdings Limited	95,802,623	30,436,274
TOTAL	242,326,356	76,986,529

EXHIBIT B
ASSIGNMENT AND JOINDER AGREEMENT

EXHIBIT C
PURCHASER LOCK-UP AGREEMENTS (TO UNDERWRITERS)

EXHIBIT D
PURCHASER LOCK-UP AGREEMENTS (TO COMPANY)

EXHIBIT E
OPTION AGREEMENT

EXHIBIT F
VIE ENTITIES
Shanghai Mecox Lane Information Technology Co., Ltd.
Shanghai Mecox Lane Shopping Co., Ltd.
Shanghai Rampage Shopping Co., Ltd.